Exhibit 10.16

CORPORATE OFFICER SEPARATION PLAN FOR NEW HIRES EFFECTIVE APRIL 28, 2008

1.0	Background

1.1	Purpose:

Bausch & Lomb Incorporated (the “Company”) hereby establishes the Corporate Officer Separation Plan for New Hires (this “Plan”), effective April 28, 2008 (the “Effective Date”). The purpose of this Plan is to establish an equitable measure of compensation for Eligible Corporate Officers (as defined herein) of the Company whose employment has been involuntarily terminated by the Company in accordance with Section 1.2 below. Although the Company does not guaranty any particular tax treatment, the benefits under this Plan are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other authoritative guidance issued thereunder (“Section 409A”), and the provisions of this Plan shall be construed in a manner consistent with such exemption. This Plan is intended to be a “top-hat” pension benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 covering a select group of management or highly compensated employees.

1.2	Eligibility:

Subject to the terms and conditions specified herein, corporate officers hired after January 1, 2008 (“Eligible Corporate Officers”) are entitled to receive benefits under this Plan. An Eligible Corporate Officer shall become a “Participant” in this Plan upon his (a) incurring a “separation from service” (within the meaning of Section 409A) as a result of a termination of employment from the Company for reasons other than a termination of his employment by the Company for Cause or his having incurred a Disability, voluntary resignation, early or normal retirement, or death, and (b) compliance with the requirements set forth in Section 7 hereof.

2.0	Definitions

2.1

The term “Cause”, when used in connection with the termination of a Participant’s employment, means, unless otherwise provided in any applicable stock option grant agreement between WP Prism, Inc. (the “WP Prism”) and the Participant with respect to any awards under the WP Prism Inc. Management Stock Option Plan, (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury) that has continued after the Company or WP Prism has provided written notice of such failure and the Participant has not cured such failure within 30 days of the date of such written notice, provided that a failure to meet financial performance expectations shall not, by itself, constitute a failure by the Participant to substantially perform his or her duties; (ii) the Participant’s willful misconduct or gross negligence in the performance of his or her duties for WP Prism or the Company; (iii) a willful or grossly negligent breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to WP Prism, the

Company or their respective affiliates; (iv) the commission by the Participant of any felony or other serious crime involving moral turpitude; (v) a material breach of the Participant’s obligations under any agreement entered into between the Participant and the Company, WP Prism or any of their affiliates, which, if such breach is reasonably susceptible to cure, has continued after WP Prism or the Company has provided written notice of such breach and the Participant has not cured such failure within 30 days of the date of such written notice; or (vii) a material breach of the written policies or procedures of WP Prism or the Company that have been communicated to the Participant and that causes material harm to WP Prism, the Company or their respective affiliates or their respective business reputations.

2.2	The term “Change in Control” means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of WP Prism and its subsidiaries, as a whole, to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Sponsor or its affiliates (as defined in Rule 501(b) of the Securities Act of 1933, as amended); or (ii) a merger, consolidation or similar transaction where (A) any person or group, other than the Sponsor or its affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of, directly or indirectly, or (B) all Persons who were beneficial owners of the outstanding Shares immediately prior to the transaction will cease to beneficially own, directly or indirectly, more than 50% of the total voting power of the voting stock of WP Prism, and, in each case, the Sponsor ceases to control the Board of Directors of WP Prism.

2.3	The term “Disability” shall mean (i) the inability of a Participant to engage in any substantial gainful activity or (ii) the receipt by the Participant of income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of WP Prism or the Company, in each case by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2.4	The term “Person” means any individual, partnership, limited liability partnership, association, corporation, limited liability company, unincorporated organization, estate, trust or joint venture, or a government or any agency or political subdivision thereof.

2.5	The term “Separation Date” means the date on which an Eligible Corporate Officer incurs a separation from service, in accordance with Section 409A.

2.6	The term “Severance Benefits” means, collectively, the benefits provided under this Plan pursuant to Sections 3.1, 4.0, and 6.2, as applicable.

2.7	The term “Shares” means the shares of common stock, par value $0.01 per share, of WP Prism, and any shares of capital stock of the WP Prism issued with respect to such common stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.

2.8	The term “Sponsor” means, collectively, Warburg Pincus Private Equity IX, L.P., Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P., any successor fund thereto, and their respective affiliates that are direct or indirect equity investors in the Company (excluding any Employee Shareholder and each of WP Prism Co-Invest A LLC, WP Prism Co-Invest C LLC, WP Prism Bridge Co-Invest LLC, and WP Prism Co-Invest, L.P.).

3.0	Severance Pay

3.1	Maximum Severance Pay Allowance:

A Participant shall be entitled to a severance pay allowance equal to the product of one times such Participant’s annual rate of base pay in effect on his Separation Date (the “Severance Amount”).

3.2	Method of Payment:

Subject to Sections 7.2 and 11.0, the Company shall make payments of the Severance Amount to a Participant in equal biweekly installments, in accordance with the Company’s normal payroll procedures, for a period of 12 months following the Participant’s Separation Date (such period, the “Severance Period”).

3.3	Vacation Payment:

In addition to the Severance Amount, within 30 days following a Participant’s Separation Date, the Company shall pay the Participant for any accrued but unused vacation time in accordance with the Company’s policies as in effect on the Separation Date.

4.0	Incentive Compensation

A Participant whose Separation Date is after June 30 in any calendar year will receive a pro rata portion of his annual bonus pursuant to, and subject to the terms and conditions of, the Company’s Annual Incentive Compensation Plan, based on the actual attainment of the specified performance targets set for such annual bonus. Such pro rata portion shall be calculated based on the period of the Participant’s active employment for the year. Subject to Section 11.0, such pro rata bonus (if earned) will be paid in the calendar year following the calendar year for which it is earned on the date that such bonuses are paid to all other active eligible employees.

5.0	Long-term Incentive Program

Any equity or other long term incentive award granted to a Participant prior to his Separation Date shall be governed by, and shall be exercisable, vested, forfeited or terminated in accordance with, the terms and conditions of the applicable program, plan and/or award agreement between the Company and the Participant.

6.0	Other Benefits

6.1	COBRA:

Participants may elect continued coverage under the Company’s medical and dental benefit plans in which the Participant participated immediately prior to the Separation Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

6.2	Life Insurance:

Participants shall be entitled to continued coverage under the Company’s Life Insurance policies in which the Participant participated immediately prior to the Separation Date, with premiums thereon paid by the Company on a monthly basis, until the first to occur of (a) the one year anniversary of the Participant’s Separation Date and (b) the date the Participant becomes eligible for coverage under the life insurance plan of a subsequent employer.

6.3	Other Benefit Plans:

All other benefits made available by the Company to Eligible Corporate Officers from time to time shall cease as of the Separation Date, including, without limitation and to the extent applicable, participation in the Steady Growth, 401(k), and Executive Deferred Compensation Plan and benefits under the Company’s disability plan(s).

7.0	Required Agreements

Notwithstanding anything herein to the contrary, no Severance Benefits shall be paid or provided to a Participant unless he executes an agreement with the Company containing the following provisions within 60 days of the Separation Date:

7.1 Restrictive Covenants:

An agreement providing for restrictive covenants following Participant’s Separation Date substantially in the following form:

In consideration of the Severance Benefits to be provided to Participant by the Company (which, for purposes of this Section, shall include all of the Company’s subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time (but not any other portfolio companies of the Sponsor) pursuant to the Plan, Participant makes the following covenants described in this Section:

(a)	Non-solicitation of Company Customers and Suppliers. For the twelve month period following Participant’s Separation Date (the “Restricted Period”), Participant shall not, directly or indirectly, on behalf of Participant or of anyone other than the Company, solicit or hire or attempt to solicit or hire (or assist any third party in soliciting or hiring or attempting to solicit or hire) any of the Company’s then-current and actively-sought potential customers (“Customers”) or suppliers of inventory (“Suppliers”) in connection with any business activity that is operated by a Competitor of the Company (as defined below).

(b)	Non-solicitation of Company Employees. During the Restricted Period, Participant shall not, without the prior written consent of the Board, directly or indirectly, on behalf of Participant or any third party, solicit or hire, recruit, induce or encourage (or assist any third party in hiring, soliciting, recruiting, inducing or encouraging) any employees of the Company or any individuals who were employees within the six-month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company. Notwithstanding the foregoing, the restrictions contained in this sub-Section (b) shall not apply to (i) general solicitations that are not specifically directed to employees of the Company or (ii) serving as a reference at the request of an employee.

(c)	Non-competition with the Company. During the Restricted Period, Participant shall not become an employee, director, or independent contractor of, or consultant to, or perform any services for, any Competitor of the Company. For purposes of this Section, a “Competitor of the Company” shall mean (i) any unit, division, line of business, parent, subsidiary or subsidiary of the parent of any of Alcon, Advanced Medical Optics, Inc., Allergan, Inc., Johnson & Johnson (provided that, with respect to Johnson & Johnson, this provision shall be limited to Johnson & Johnson businesses that are primarily engaged in the provision of ophthalmological products, including, without limitation, the Vistakon Division), CIBA Vision, Carl Zeiss Meditec, Inc., STAAR Surgical Company, Cooper Companies, Santen Pharmaceutical Co., Ltd., and ISTA Pharmaceuticals; or (ii) any individual or entity that within two years after Participant’s termination could reasonably be expected to generate more than $50 Million in annualized gross revenue from any activity that competes, or combination of activities that competes, with any business of the Company; provided, that a Competitor of the Company under this clause (ii) shall not include any individual or entity or portion of an entity where (A) Participant has actual supervisory duties and authority over one or more businesses and (B) less than 20% of the annualized gross revenue of such businesses over which Participant has actual supervisory duties and authority arise from any activity or combination of activities that competes with any business of the Company. Notwithstanding the foregoing, in the event any of the above-named entities in clause (i) of this sub-Section (c) no longer engages in a line of business that competes with any business of the Company, such entity shall no longer be deemed a Competitor of the Company for purposes of this Section.

(d)	Non-disclosure of Confidential Information and Trade Secrets. Except where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, Participant shall not at any time, directly or indirectly, for Participant’s own account or for the account of any other person, firm or entity, use or disclose any Confidential Information or proprietary Trade Secrets (as such terms are defined below) of the Company to any third person unless such Confidential Information or Trade Secret has been previously disclosed to the public or is in the public domain (other than by reason of Participant’s breach of this sub-section (d)).

“Confidential Information” shall mean all material information regarding the Company and any of its affiliates, any Company activity or the activity of any Company affiliate, Company business or the business of any Company affiliate or Company Customer or the Customers of any Company affiliate that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company, that is not generally disclosed by Company practice or authority to persons not employed by the Company, that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential. Confidential Information shall, to the extent such information is not a Trade Secret and to the extent material, include, but not be limited to product code, product concepts, production techniques, technical information regarding the Company or Company affiliate products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company or Company affiliate techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company or any affiliate, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company or any affiliate and certain information concerning the strategy, tactics and financial affairs of the Company or any affiliate. “Confidential Information” shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of the Participant’s failure to comply with any of his or her obligations to the Company or its affiliates. This definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

“Trade Secret” shall mean all secret, proprietary or confidential information regarding the Company (which shall mean and include all of the Company’s subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time) or any Company activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for the Company’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act. Nothing in this agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets or other confidential information. “Trade Secrets” shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of your failure to comply with any of your obligations to the Company or its affiliates. This definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

(e)

Enforceability of Covenants. Participant acknowledges that the Company has a present and future expectation of business from and with the Customers and Suppliers. Participant acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section, and Participant agrees that Participant will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and Participant hereby waives any such defense. Participant further acknowledges that complying with the provisions contained in this Agreement will not preclude Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Participant agrees that Participant’s covenants under this Section are separate and distinct obligations hereunder, and the failure or alleged failure of the Company or the Board to perform obligations under any provision of the Plan shall not constitute a defense to the enforceability of Participant’s covenants and obligations under this Section. Participant agrees that any breach of any covenant under this Section will result in irreparable damage and injury to the Company and that the Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

In the event Participant (i) violates any of the non-solicitation or non-competition covenants or (ii) prior to the second anniversary of the Participant’s Separation Date, materially violates any the non-disclosure of Confidential Information covenant, any Severance Benefits then being paid or provided to Participant pursuant to the Plan shall immediately cease and you Participant shall pay to the Company, within fifteen (15) days of such violation an amount equal to any Severance Amount (as defined in the Plan) previously paid to Participant.

7.2 Release of Claims:

An agreement releasing claims by the Participant against the Company and its subsidiaries and affiliates and any of its or their officers, directors and other related parties, arising out of or relating to the Participant’s employment by the Company, or separation from employment by the Company, of the Participant, in form and substance reasonably acceptable to the Company and its counsel. The Company shall provide the Release to the Participant within 7 days following the Separation Date. The Participant will be required to sign the Release within 45 days after the date it is provided to him and not revoke it within the 7-day period following the date on which it is signed. All payments delayed pursuant to this Section, except to the extent delayed pursuant to Section 11.0, shall be paid to the Participant in a lump sum on the first Company payroll date on or following the 60th day after the Separation Date, and any remaining payments due to the Participant under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

7.3 Cooperation:

An agreement in form and substance reasonably acceptable to the Company and its counsel to provide reasonable assistance and cooperation to the Company and its counsel in connection with matters in litigation, investigation, arbitration or other proceedings that arose from periods of the Participant’s employment.

8.0	Administration of this Plan

8.1 Plan Administrator:

The general administration of this Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of the Employee Retirement Income Security Act of 174, as amended (“ERISA”) ) shall be placed with a committee consisting of members of the Board designated by the Board from time to time to administer this Plan (the “Committee”). Notwithstanding the foregoing, if, and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed to be references to the Board.

8.2 Reimbursement of Expenses of Plan Committee:

The Company may, in its sole discretion, pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder, including, without limitation, expenses of outside legal counsel.

8.3 Action by the Plan Committee:

Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Subject to the terms of this Plan and provided that the Committee acts in good faith, the Committee shall have complete authority to determine a Participant’s participation and Severance Benefits under this Plan, to interpret and construe the provisions of this Plan, and to make decisions in all disputes involving the rights of any person interested in this Plan.

8.4 Delegation of Authority:

The Committee may delegate any and all of its powers and responsibilities hereunder to the Company’s Chief Executive Officer or the Company’s senior most human resources officer; provided, that any such delegation shall not be effective until it is accepted by the Chief Executive Officer or the senior most human resources officer, as applicable, and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made. In addition, the Committee may delegate any and all of its powers and responsibilities hereunder to any other person by formal resolution filed with and accepted by the Board; provided, that any such delegation shall not be effective until it is accepted by the Board and the persons designated and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.

8.5 Retention of Professional Assistance:

The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with this Plan.

8.6 Accounts and Records:

The Committee shall maintain such accounts and records regarding the fiscal and other transactions of this Plan and such other data as may be required to carry out its functions under this Plan and to comply with all applicable laws.

8.7 Indemnification:

The Committee, its members and any person designated pursuant to Section 8.4 above shall not be liable for any action or determination made in good faith with respect to this Plan. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Company for liabilities or expenses they and each of them incur in carrying out their respective duties under this Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

9.0	Miscellaneous

9.1 Other Policies and Plans:

Participants covered by this Plan shall not be eligible to participate in any other severance or termination arrangement, plan, policy or practice of the Company that would otherwise apply under the circumstances described herein and as a condition to participate in this Plan, a Participant shall have waived any and all rights and entitlements under any agreement with the Company that provides for severance benefits. This Plan supersedes any other severance or termination arrangement, plan, policy or practice of the Company including, without limitation, the Corporate Officer Separation Plans dated as of March1, 2003 and October 4, 2007, and any change in control agreement or arrangement entered into by a Participant and the Company prior to the Effective Date.

9.2 Amendment and Termination:

The Company shall have the right to (a) amend or modify this Plan, in whole or in part, or (b) terminate this Plan, at any time and for any reason, by action and at the sole discretion of the Compensation Committee of the Board; provided, that (x) in no event shall any amendment, modification or termination adversely impact any Participant’s rights hereunder; and (y) this Plan may not be amended or modified to reduce the Severance Benefits provided for herein, nor may this Plan be terminated, prior to the third anniversary of the Effective Date.

9.3 Unfunded Status:

This Plan shall be “unfunded” for the purposes of ERISA and the Code and Severance Benefits shall be paid out of the general assets of the Company as and when Severance Benefits are payable under this Plan. All Participants shall be solely unsecured general creditors of the Company. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Severance Benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of this Plan.

9.4 Withholding:

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.

9.5 Minors and Incompetents:

If the Administrator shall find that any person to whom a Severance Benefit is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any Severance Benefit due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, parent, or brother or sister, or to any person deemed by the Administrator to have incurred expense for such person otherwise entitled to the Severance Benefit, in such manner and proportions as the Administrator may determine it its sole discretion. Any such Severance Benefit shall be a complete discharge of the liabilities of the Company, the Administrator and the Board under this Plan.

9.6 Limitation of Rights:

Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Company as an employee in any other capacity or to interfere with the Company’s right to discharge him at any time for any reason whatsoever. This Plan is not an agreement of employment and it shall not grant the Participant any rights of employment.

9.7 Payment Not Salary:

Any Severance Amount payable under this Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he may be entitled under any pension plan or other arrangement of the Company maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

9.8 Severability:

In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision never existed.

9.9 Non-Alienation of Benefits:

The Severance Benefits payable under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Severance Benefits to be so subjected shall not be recognized.

9.10 Governing Law:

To the extent legally required, the Code and ERISA shall govern this Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend this Plan to comply therewith. To the extent not governed by the Code and ERISA, this Plan shall be governed by the laws of the State of New York.

9.11 Headings and Captions:

The headings and captions herein are provided for reference and convenience only. They shall not be considered part of this Plan and shall not be employed in the construction of this Plan.

9.12 Gender and Number:

Whenever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

10.0	ERISA Claims Procedure

An Eligible Corporate Officer may file a written claim with an individual designated by the Committee with respect to his rights to receive a benefit from the Plan in accordance with the U.S. Department of Department of Labor Regulations 2560.503-1(e) through (g). If the Eligible Corporate Officer’s claim has been denied, or an adverse benefit determination has been made, the Eligible Corporate Officer may request that the Committee review the denial in accordance with the U.S. Department of Department of Labor Regulations 2560.503-1(h) through (j). The decision of the Committee shall be final and binding on all parties. These procedures must be exhausted before a Eligible Corporate Officer may bring a legal action seeking benefits.

11.0	Section 409A

With regard to any payment or the providing of any benefit made subject to this Section 11.0, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided to a Participant who is a Specified Employee (as defined in Section 409A) prior to the earlier of (a) the expiration of the six-month period measured from the Participant’s Separation Date or (b) the date of the Participant’s death. On the first day of the seventh month following the Participant’s Separation Date or, if earlier, on the date of his death, all payments delayed pursuant to this Section 11.0 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.